EX-99.1


PRESS RELEASE                                          Source: HemoBioTech, Inc.

HemoBioTech Chief Executive Officer Provides Year End Review and Addresses Global Strategy
Thursday December 28, 9:31 am ET


DALLAS, Dec. 28 - HemoBioTech, Inc. (OTC Bulletin Board: HMBT - News) announced today the following year end review from Dr. Arthur P. Bollon, Chairman and Chief Executive Officer. He addresses company activities and global strategies for HemoTech(TM), the Company's oxygen carrying solution that performs like red blood cells. Based on studies to date, HemoTech(TM) also has vasodilatory, anti-inflammatory and erythropoietic activities. HemoTech(TM)'s potential uses include angioplasty, trauma, surgery and cancer.

Dear Shareholder:

As Chairman and Chief Executive Officer of HemoBioTech, I'd like to wish you a happy and prosperous new year in 2007. Please permit me to review some of the activities and events which have transpired in 2006 and address some of the global strategies for HemoBioTech.

Quest for a Blood Substitute

The "Quest" for developing a safe and cost effective substitute for human blood continues. Such a product would preclude the need for blood typing, avoid transmission of diseases such as AIDS and hepatitis and have storage advantages over human blood. Prior attempts by others to develop such a product have been fraught with toxicity issues and regulatory setbacks. Based on initial animal and foreign clinical studies, HemoBioTech believes that HemoTech(TM) has the potential to meet these broad needs. We believe the advantage of HemoTech(TM) is in its patented process in which hemoglobin is chemically modified with ATP, adenosine and GSH. We believe that this chemical process counters the inherent toxicity of hemoglobin.

Pre-IND meeting with FDA

We completed a Pre-IND (Investigational New Drug) meeting with the FDA in April 2006 and received recommendations from the FDA. The primary purpose of the meeting was to address the preparation of an IND for clinical trials of HemoTech(TM) in the United States. In addressing FDA recommendations, we expanded the agreement with Regulus Pharmaceutical Consulting, Inc., our regulatory consulting company, to include work regarding preparation of SOPs (Standard Operating Procedures) and CMC (Chemistry Manufacturing Controls) requirements for the production facility. FDA recommendations are also being addressed by technical advisors and the Sponsored Research Agreement (SRA) with Texas Tech University. Our goal is to submit the IND during 2007 and, upon acceptance by the FDA, initiate US clinical testing.


Our goal for US clinical trials is to confirm and expand on the foreign clinical studies conducted in 1990 at the Institute de la Recherche en Sciences de la Sante, Centre de l'Anemie S.S. in Zaire. Nine sickle cell anemia patients were injected with amounts of HemoTech(TM) representing 25% of total blood volume. This initial study suggested that HemoTech(TM) could work as a physiological oxygen carrier, showed no toxicity and induced erythropoiesis (red blood cell production) in the patients. This clinical study and later work was published in scientific journals, some of which are listed on our website at www.hemobiotech.com.

Foreign Markets

Due to globalization of the industrial world, including the biotechnology and pharmaceutical industries, there is a major expansion of clinical studies and commercialization of new drugs abroad. Many pharmaceutical companies currently conduct clinical studies in India. India has established a good infrastructure and also represents a "stand alone market" with its population of about 1.1 billion people. We are considering these foreign markets, especially those in India and Europe.


We believe that our professional staff has expertise to assist in scientific and business pursuits in foreign markets. In my previous company, I had the opportunity to acquire a technology from Israel which was based on the Nobel Prize work of Dr. John Pople. Our CFO, Mark Rosenblum, has conducted business in Europe when he was Chief Accounting Officer of Wellman, Inc., a global chemical manufacturing company. HemoBioTech's Biomedical Administrative Associate, Sara Swaminathan is a native of India, has a Master's degree in biomedical engineering and has experience in human clinical testing. She recently attended a conference on partnering and clinical trials in India. HemoBioTech is actively pursuing Indian markets and is in preliminary discussions with several Indian companies to explore options for clinical testing and the introduction of HemoTech(TM) in India. Our recent participation in the NanoTech 2006 conference in Dallas introduced us to several European companies that assist in clinical research, and we have initiated preliminary discussions. We believe HemoTech(TM) has worldwide applications and we intend to address these foreign markets.


Texas Tech University Health Science Center (TTUHSC)

Our Sponsored Research Agreement (SRA) with TTUHSC provides for upgrades to the HemoTech(TM) production facility at TTUHSC and addresses studies needed for the IND. The Project Principal Investigator of the SRA is Dr. Jan Simoni who is co-inventor of HemoTech(TM), Associate Research Professor at TTUHSC and Acting VP of R&D and Advisor for HemoBioTech. We plan to continue our productive relationship with TTUHSC.

Dr. Simoni and Dr. Mario Feola, co-inventor of HemoTech(TM) and HemoBioTech Chief Medical Officer, and their colleagues attended and made presentations at "The International Visions on Blood Substitute, Hemoglobin based oxygen carriers from Chemistry to Clinical" conference in Parma, Italy in September 2006. One of their presentations reviewed the HemoTech(TM) program.

New Patent for Erythropoiesis (red blood cell production)

A new patent for the induction of erythropoiesis by HemoTech has been submitted by TTUHSC. HemoBioTech has the exclusive worldwide rights to the pending patent. The induction of erythropoiesis by HemoTech (a result of its novel chemical modification by adenosine, ATP and glutathione) could increase the potential utility of the product and potentially extend the patent protection.

Conference Presentations

Presentations concerning HemoBioTech and its product HemoTech were made by me at the MedTech conference in California and the annual RENN Tech investor conference. I also made a presentation at the NanoTech 2006 conference in Dallas where Ross Perot was the keynote speaker.

Editorial Board

I am pleased to announce that I have accepted an invitation to be on the Editorial Board of Experimental Biology and Medicine. This is an important scientific journal dedicated to the publication of multidisciplinary and interdisciplinary research in the biomedical sciences.

HMBT.OB and Warrant Conversion

Shares of HemoBioTech started trading under HMBT.OB on November 10, 2005, initially at $1.23 per share. Approximately 97% of Class A Warrants were converted to common stock resulting in additional cash to the Company of $5.6 million. Nearly 80% of our Convertible Promissory Notes were converted into approximately 1,687,300 shares of common stock. As of November 2006, HemoBioTech had cash of about $4.5 million.

New Website at www.hemobiotech.com

Enhancements to the HemoBioTech website provide updated developments in the company, an overview of management and the HemoTech technology, and a company PowerPoint presentation. Also presented are references to key scientific publications and media and press releases. The website also offers an opportunity to make inquires regarding the company and its product HemoTech(TM).

We look forward to a productive new year and appreciate the support of the shareholders as we address the global need for a safe and economical substitute for human blood.

Arthur P. Bollon, Ph.D.
Chairman & Chief Executive Officer


Safe Harbor Statement

Except for historical information, the matters discussed in this news release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of HemoBioTech and its management and are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others the successful pre- clinical development, the successful completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborator interest and ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors which are included in HemoBioTech's Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended, and HemoBioTech's other reports filed with the Securities and Exchange Commission.

Contact:
Arthur P. Bollon
Chairman & Chief Executive Officer
214-540-8411
abollon@hemobiotech.com